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                                                                     Exhibit 11


                       COMPUTATION OF EARNINGS PER SHARE

               CLEVELAND-CLIFFS INC AND CONSOLIDATED SUBSIDIARIES


                                                                               (In Millions, Except
                                                                                Per Share Amounts)
                                                                                 Nine Months Ended
                                                                                   September 30
                                                                               --------------------
                                                                                 1995            1994
                                                                               --------        --------
    Primary and fully diluted earnings per share:
         Average shares outstanding                                              12.0            12.1
         Net effect of dilutive stock options -
           based on treasury stock method using
           average market price                                                    --              --
                                                                                 ----            ----
         Average shares and equivalents                                          12.0            12.1
                                                                                 ====            ====

         Net income applicable to average
           share and equivalents                                                $43.2           $27.4
                                                                                =====           =====

         Income per share                                                       $3.61           $2.27
                                                                                =====           =====